Exhibit 99.1

TERMS OF COMPANY-WIDE GROWTH PLAN (“CGP”) GRANT
PURSUANT TO THE
ILLINOIS TOOL WORKS 2006 STOCK INCENTIVE PLAN (THE “PLAN “)

(a)	The CGP grant is made subject to the terms and conditions of this CGP agreement and the Plan.

(b)	No portion of the CGP will vest prior to three years from [Date of Grant]. On [End of Three Years from Date of Grant] the CGP Grant will become vested to the extent of the performance achievement level certified by the Compensation Committee. Upon vesting, you will receive a cash award according to the payout schedule established for this grant.

(c)	Your rights under this CGP agreement may not be assigned or transferred other than as permitted by the Plan.

(d)	If prior to [End of Three Years from Date of Grant], you terminate employment with the Company by reason of death or disability, as defined by the Company’s benefit plans, your CGP grant shall become vested to the full extent of the performance achievement level certified by the Compensation Committee.

(e)	If you retire (defined as termination of employment with the Company after attaining age 62 and 10 years of service or age 65 with 5 years of service under the Company’s retirement plan) prior to [End of Three Years from Date of Grant], your CGP grant will become pro-rata vested for the portion of the performance period that you were employed and based on the performance achievement level certified by the Compensation Committee.

(f)	If you terminate your employment for any reason other than death, retirement or disability prior to [End of Three Years from Date of Grant], you will forfeit your CGP grant.

(g)	Notwithstanding the foregoing, the Compensation Committee of the Board of Directors may, in its sole discretion, deem this CGP grant to be immediately forfeited if you are terminated for cause (as defined by the Committee), compete with the Company, or conduct yourself in a manner adversely affecting the Company.

(h)	The CGP grant is subject to the terms of the Plan. Any inconsistencies shall be resolved in favor of the Plan.

(i)	These CGP grants and the Plan should be construed in accordance with and governed by the laws of the State of Illinois, United States of America.

The vesting of this CGP grant generally results in ordinary income being recognized for tax purposes in an amount equal to the cash issued in payment of the CGP grant as of the vesting date.